SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

Amendment No. 2 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AULT INCORPORATED

(Exact name of registrant as specified in its charter)

Minnesota	41-0842932
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7105 Northland Terrace
Brooklyn Park, Minnesota	55428-1028
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Item 1.                 Description of Securities to be Registered.

                In connection with the Agreement and Plan of Merger dated as of December 16, 2005 (the “Merger Agreement”) entered into by and among Ault Incorporated (the “Company”), SL Industries (“Purchaser”), and Lakers Acquisition Corp (“Merger Sub”) described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2005, the Board of Directors of the Company and Wells Fargo Bank, N.A. (formerly Norwest Bank Minnesota, N.A.) (the “Rights Agent”) have amended the Rights Agreement dated as of February 13, 1996  between the Company and the Rights Agent  (the “Rights Agreement”).

                The purpose of the Amendment to Rights Agreement is to render the Rights Agreement inapplicable with respect to: (i) the approval, execution or delivery of the Merger Agreement; (ii) the consummation of the Merger (as defined in the Merger Agreement); and (iii) the consummation of the other transactions contemplated by the Merger Agreement.  Specifically, the Amendment to the Rights Agreement provides that (i) neither Purchaser nor Merger Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of an Acquisition Event or Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the execution of the Merger Agreement, consummation of the Merger or consummation of any of the other transactions contemplated by the Merger Agreement.  In addition, the Amendment provides that the Rights Agreement will expire upon the Effective Time of the Merger (as defined in the Merger Agreement).  If the Merger Agreement is terminated for any reason, these provisions will be automatically repealed and deleted without further action on the part of the Company or the Rights Agent.

                The Amendment to the Rights Agreement is attached as Exhibit 4.1 and incorporated herein by reference.

Item 2.                 Exhibits.

4.1                                 Amendment to Rights Agreement dated as of December 16, 2005 by and between Ault Incorporated and Wells Fargo Bank, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AULT INCORPORATED
Dated: December 22, 2005
	By:	/s/ William J. Birmingham
William J. Birmingham
Interim Chief Financial Officer